                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  /X/

Filed by a party other than the Registrant / /


Check the appropriate box:

   / /  Preliminary Proxy Statement
   / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   /X/  Definitive Proxy Statement
   / /  Definitive Additional Materials
   / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              OAK TECHNOLOGY, INC.
                (Name of Registrant as Specified in its Charter)



Payment of Filing Fee (Check the appropriate box):

/X/     No fee required.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)   Title of each class of securities to which transaction applies:
              N/A

        (2)   Aggregate number of securities to which transaction applies:
              N/A

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

        (4)   Proposed maximum aggregate value of transaction:  N/A

        (5)   Total fee paid:  N/A



/ /     Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)   Amount Previously Paid: N/A

        (2)   Form, Schedule or Registration Statement No.: N/A

        (3)   Filing Party: N/A

        (4)   Date Filed: N/A

                              OAK TECHNOLOGY, INC.
                                 139 KIFER COURT
                           SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-0888

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 5, 2000

To Our Stockholders:

         We will hold the 2000 annual meeting of stockholders of Oak Technology, Inc. at 9:00 a.m., local time, on Tuesday, December 5, 2000 at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California, to consider the following proposals:

         1. To elect two Class III directors to hold office for a three-year term or until their successors are elected and qualified;

         2. To approve an amendment to the 1994 Stock Option Plan to increase the number of shares of common stock authorized for issuance over the term of the Option Plan by 1,900,000 shares;

         3. To approve an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance over the term of the Purchase Plan by 700,000 shares;

         4. To ratify the appointment of KPMG LLP as Oak's independent public accountants for the fiscal year ending June 30, 2001; and

         5. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

         YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PROPOSALS BEFORE YOU.

         We describe the proposals more fully in the accompanying proxy statement, which we urge you to read.

         Only stockholders of record at the close of business on October 9, 2000 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement.

         YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE INTERNET BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH YOUR PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN

VOTED AT THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                      By order of the Board of Directors,

                                      /s/ David J. Power

                                      David J. Power
                                      Vice President, General Counsel
                                      & Secretary

Sunnyvale, California
October 26, 2000

                              OAK TECHNOLOGY, INC.
                                 139 KIFER COURT
                           SUNNYVALE, CALIFORNIA 94086
                                 (408) 737-0888

                          -----------------------------
                                 PROXY STATEMENT
                          -----------------------------


                                  Introduction

         The accompanying proxy is solicited by the board of directors of Oak Technology, Inc., a Delaware corporation ("we," "us," "Oak" or our "Company"), for use at the 2000 annual meeting of stockholders to be held on Tuesday, December 5, 2000 at 9:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. The annual meeting will be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California.

         These proxy solicitation materials were mailed on or about October 26, 2000 to all stockholders entitled to vote at the annual meeting.


                           QUESTIONS AND ANSWERS ABOUT
                   THE PROXY MATERIALS AND THE ANNUAL MEETING

WHY DID YOU SEND ME THIS PROXY STATEMENT?

         We sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our annual meeting of stockholders which will take place on December 5, 2000. This Proxy Statement summarizes information concerning the proposal. This information will help you to make an informed vote at the annual meeting.

WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

There are four proposals scheduled to be voted on at the meeting:

         -    The election of two Class III directors,

         - The approval of an amendment to the 1994 Stock Option Plan to increase the number of shares of common stock authorized for issuance under the plan by 1,900,000 shares,

         - The approval of an amendment to the 1994 Employee Stock Purchase Plan to increase the number of shares of common stock authorized for issuance under the plan by 700,000 shares, and

         -    The ratification of independent accountants.

WHAT IS OUR VOTING RECOMMENDATION?

         Our board of directors recommends that you vote your shares "FOR" each of the nominees to the board and "FOR" each of the other proposals.

WHO IS ENTITLED TO VOTE?

         Only stockholders of record of our common stock at the close of business on October 9, 2000 are entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, there were 54,205,016 shares of our common stock outstanding and entitled to vote, held of record by 257 stockholders. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

         Most Oak stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

         STOCKHOLDER OF RECORD

         If your shares are registered directly in your name with our transfer agent, Boston EquiServe, you are considered, with respect to those shares, the STOCKHOLDER OF RECORD, and these proxy materials are being sent directly to you by us. As the STOCKHOLDER OF RECORD, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

         BENEFICIAL OWNER

         If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the BENEFICIAL OWNER of shares held in STREET NAME, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the STOCKHOLDER OF RECORD. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the STOCKHOLDER OF RECORD, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

         Shares held directly in your name as the STOCKHOLDER OF RECORD may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

         EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

         Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

         BY INTERNET - If you have Internet access, you may submit your proxy from any location in the world by following the "Vote by Internet" instructions on the proxy card. You may vote via the Internet at the following address on the World Wide Web: www.eproxyvote.com/oakt.

         BY TELEPHONE - If you live in the United States or Canada, you may submit your proxy by following the "Vote by Phone" instructions on the proxy card. Stockholders may vote telephonically by calling Boston EquiServe toll-free at 1-877-779-8683.

         BY MAIL - You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in "How are votes counted?".

CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

         Yes. You can change your vote at any time before we vote your proxy at your meeting. You can do so in several ways:

         - First, you can send a written notice to our Corporate Secretary at our principal executive offices in Sunnyvale, California stating that you would like to revoke your proxy.

         - Second, you can complete a new proxy card and send it to our Corporate Secretary, and the new proxy card will automatically replace any earlier dated proxy card that you returned.

         -    Third, you can attend the annual meeting and vote in person.

         - Fourth, if you instructed a broker to vote your shares, follow your broker's directions for changing those instructions.

         If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of a proxy.

HOW ARE VOTES COUNTED?

         In the election of directors, you may vote "FOR" all of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. For the other proposals, you may vote "FOR," "AGAINST" or "ABSTAIN." If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the board ("FOR" all of our nominees to the board, "FOR" all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS?

         With respect to the proposal to elect two Class III directors, the two nominees receiving the greatest number of votes will be elected, even if they receive less than a majority of shares present and entitled to vote. Abstentions are not counted towards the tabulation of votes cast for the election of directors.

         All other proposals require the affirmative "FOR" vote of a majority of those shares present and entitled to vote.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

         It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

         We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2001.

WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE MEETING?

         Other than the four proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

MUST A MINIMUM NUMBER OF STOCKHOLDERS VOTE OR BE PRESENT AT THE ANNUAL MEETING?

         A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares that are voted "FOR", "AGAINST", "WITHHELD" OR "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such matter. The inspector of election will also treat broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

IS CUMULATIVE VOTING PERMITTED FOR THE ELECTION OF DIRECTORS?

         Stockholders may not cumulate votes in the election of directors.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE MEETING?

         We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet, however, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also have hired Corporate Investor Communications, Inc. ("CIC") to assist us in the distribution of proxy materials and the solicitation of votes. We will pay CIC a fee of $5,500 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

GENERAL

         We have a classified board of directors currently consisting of three Class I directors (Peter Simone, Young K. Sohn and Timothy Tomlinson), two Class II directors (Ta-Lin Hsu and Albert Y. C. Yu), and two Class III directors (Richard B. Black and David D. Tsang), who serve for three-year terms or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on that annual meeting date. The term for Class I directors expires in 2001, the term for Class II directors expires in 2002, and the term for Class III directors expires on the date of the 2000 annual meeting. Vacancies on the Oak board resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

         Management's nominees for election by the stockholders as Class III directors are Richard B. Black and David D. Tsang, the current Class III directors. If elected, the nominees will serve as directors until our annual meeting of stockholders held with respect to fiscal year 2003, or until their successors are elected and qualified. If either of these nominees declines to serve, proxies may be voted for a substitute nominee as we may designate.

         If a quorum is present and voting, the two nominees for Class III Directors receiving the highest number of votes "FOR" will be elected as the Class III Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MR. BLACK AND MR. TSANG.

                                    DIRECTORS

         The following sets forth certain information concerning our current directors, including the Class III nominees to be elected at this annual meeting.


NAME                                 AGE                  POSITIONS WITH THE COMPANY               DIRECTOR SINCE
-------------------------------      ---------------      ------------------------------------     -------------------
CLASS I DIRECTORS WHOSE TERM EXPIRES AT THE 2001 ANNUAL MEETING:
Peter Simone                         53                   Director                                 2000
Young K. Sohn                        44                   President, Chief Executive Officer       1998
                                                          and Director
Timothy Tomlinson                    50                   Director                                 1988

CLASS II  DIRECTORS WHOSE TERM EXPIRES AT THE 2002 ANNUAL MEETING:
Ta-Lin Hsu                           57                   Director                                 1991
Albert Y. C. Yu                      59                   Director                                 1999

CLASS III DIRECTOR NOMINEES:
Richard B. Black                     67                   Vice Chairman of the Board of            1992
                                                          Directors
David D. Tsang                       58                   Chairman of the Board of Directors       1987

         Mr. Simone has been a director of Oak since January 2000. Since September 2000, Mr. Simone has served as President and a director of Active Control Experts, Inc. From February to August 2000, he served as a consultant. From October 1997 to January 2000, when Xionics Document Technologies was acquired by Oak, Mr. Simone served as Xionic's Chief Executive Officer and President. He served as Chief Operating Officer and President of Xionics from April 1997 until October 1997. Prior to joining Xionics, Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer and supplier of hardware and software based systems for workforce management, building life safety, and security from December 1992 until December 1996. Mr. Simone is a director of Cymer Inc. Mr. Simone holds a B.S.A. in accounting from Bentley College and a M.B.A. from Babson College.

         Mr. Sohn joined Oak as president and chief executive officer in February 1999. He has also been a director of Oak since January 1998. Prior to joining Oak, and since January 1993, Mr. Sohn was employed by Quantum Corporation, most recently as president of its Hard Drive Business. From August 1983 to January 1993, he acted as director of marketing at Intel Corporation. Mr. Sohn currently serves on the board of directors of Hyundai Electronics and PLX Corporation. He holds a B.S. in electrical engineering from the University of Pennsylvania and an M.S. (M.B.A.) from Massachusetts Institute of Technology.

         Mr. Tomlinson has been a director of Oak since June 1998. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a director of Portola Packaging, Inc., VeriSign, Inc., SmartDisk Corporation, as well as several private companies. Mr. Tomlinson holds a B.A. degree in economics, an M.B.A., and a J.D. from Stanford University.

         Dr. Hsu has been a director of Oak since January 1991. He has been employed by H&Q Asia Pacific, the parent company of H&Q Taiwan Co., Ltd., since February 1985, most recently as chairman. Dr. Hsu is a director of numerous companies, including Headway Technologies, ASE Technology Corporation, Macronix Corporation, GRIC Communications and Hello Asia.com, Inc., as well as many private and foreign companies. Dr. Hsu holds a B.S. degree in physics from National Taiwan University, an M.S. degree in electrophysics from Polytechnic Institute of Brooklyn, and a Ph.D. in electrical engineering from the University of California, Berkeley.

         Dr. Yu has been a director of Oak since August 1999. Since October 2000, he has served as senior vice president, general manager of Optoelectronics of Intel Corporation. Prior to that he was senior vice president responsible for Intel Architecture products such as microprocessors, architecture, design technology and research activities. He has been with Intel for approximately 24 years. Prior to joining Intel, Dr. Yu was the head of device physics at Fairchild Semiconductor. Dr. Yu received his B.S. in electrical engineering from Caltech and M.S. and Ph.D. in electrical engineering from Stanford.

         Mr. Black has been a director of Oak since November 1992 and was also a director from December 1989 to January 1991. He also served as president of Oak from January 1998 to February 1999, as well as acting president of Oak's optical storage group from August 1998 to February 1999. From August 1983 to the present, Mr. Black has served as Chairman of ECRM

Incorporated, a manufacturer of electronic publishing equipment. From April 1987 to December 1998, he was general partner of KBA Partners, LP, a technology venture capital partnership, and from September 2000 to the present, general partner of OPNet Partners LP, a technology investment partnership. Mr. Black is also a director of Gabelli Asset Management Inc., Morgan Group Inc., GSI Lumonics, Antigen Communications, Inc. as well as several private companies. Mr. Black holds a B.S. degree in civil engineering from Texas A&M University and an M.B.A. from Harvard University.

         Mr. Tsang has served as chairman of the board of directors of Oak since January 1991. He was also president and chief executive officer of Oak from July 1987, when he founded the company, until February 1999. He has been a director of Oak since October 1987. Mr. Tsang has also held the positions of chief financial officer from July 1987 to March 1993 and secretary of Oak from July 1987 to December 1994. He is also a director of ASE Test, a semiconductor assembly and testing company. Prior to joining Oak, Mr. Tsang was the founder and served in various positions including president, chief executive officer and chairman of Data Technology Corp., a manufacturer of disk controllers and high density disk drives, from 1979 to 1987, and co-founded Xebec, a manufacturer of disk controllers, where he was employed from 1974 to 1979. Mr. Tsang holds a B.S.E.E. degree in electrical engineering from Brigham Young University and an M.S. degree in electrical engineering from Santa Clara University. On September 1, 1999 David D. Tsang and certain of his relatives entered into a consent decree with the Securities and Exchange Commission in connection with an insider trading investigation. Pursuant to the terms of the settlement, Mr. Tsang neither admits nor denies the allegation that he provided nonpublic information to certain relatives. He did not profit personally from any transaction in question.

BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended June 30, 2000, our board held four formal meetings. During fiscal 2000, each of the directors attended at least 75% of the total number of board meetings held (during the period in which he was a director) and 75% of the total number of committee meetings on which he served that were held (during the period in which he was a member of such committee).

         The audit committee's function is to assist the board in fulfilling its financial oversight responsibilities and to review our financial reporting process, systems of internal control, audit process and process for monitoring compliance with laws and regulations. The audit committee has the ultimate authority and responsibility to select the independent auditors, subject to ratification by the stockholders, and review, evaluate and, where appropriate, replace the outside auditors. The audit committee is responsible for reviewing with management and the outside auditors the financial reporting process in general as well as the audited financial statements to be included in our annual report and the interim financial statements to be included in our published quarterly or other interim results. The audit committee reviews and discusses with the outside auditors various matters, such as those relating to the scope of the audit plan, complex and unusual transactions, changes in accounting policies and the quality of our accounting measurements and disclosures. The audit committee also discusses with management and the outside auditors the quality and adequacy of our internal controls. The audit committee was comprised of Richard Black and Timothy Tomlinson until Peter Simone became a director of Oak in January 2000. The audit committee is currently comprised of Messrs. Black, Tomlinson and Simone. The audit committee held 10 formal meetings during the fiscal year ended June 30, 2000.

         The compensation committee is comprised of two independent, non-employee directors of Oak, neither of whom are former employees of Oak. The members of the compensation committee are Ta-Lin Hsu and Albert Yu. The compensation committee's primary function is to provide guidance and leadership to the chief executive officer, the chief financial officer and the VP, Human Resources to enable them to design an executive compensation program which attracts and retains executive management. The primary role of the compensation committee is to review and approve the salary, bonus, stock options and other benefits, direct or indirect, of our officer group. The compensation committee held eight formal meetings during the fiscal year ended June 30, 2000.

         The venture fund committee has been established to oversee the management of the Oak venture fund, and to ensure that our investment in early stage projects and private entities is both consistent and synergistic with our technology and commercial market channels. The goal of the venture fund management is to identify investment opportunities that would create an early window to new technologies relevant to our future, and realize a return on investment comparable to other venture capital firms. The investment committee was formed in April 2000 and is comprised of Messrs. Black, Tsang, Yu, and Tomlinson. The committee held one formal meetings during the fiscal year ended June 30, 2000.

DIRECTOR COMPENSATION

         Each non-employee director receives an annual retainer of $20,000 and a quarterly meeting fee of $2,500. In addition, all non-employee directors of Oak receive up to an additional $2,500 per fiscal quarter if they serve as a chairman of a committee of our board or up to an additional $1,500 per fiscal quarter if they serve as a member (other than chairman) of a committee of our board. Mr. Tsang has waived his director compensation in lieu of his retainer as a consultant to Mr. Sohn. (See Certain Relationships and Related Transactions).

         In December 1994, the board adopted, and in January 1995 our stockholders approved, the 1994 Directors' Option Plan, which provides for the automatic grant of options to purchase shares of common stock to our non-employee directors. The maximum number of shares of common stock that may be issued pursuant to options granted under the 1994 Directors' Option Plan is 500,000. The maximum number of shares of common stock that may be issued to any one non-employee director under the 1994 Directors' Option Plan is 80,000. Pursuant to the terms of the 1994 Directors' Option Plan, each non-employee director who on or after December 13, 1994 becomes a member of the board will automatically be granted an option for 20,000 shares of common stock on the date the non-employee director first joins the Oak board (the "Initial Grant"). Each year following the date on which our board adopted the 1994 Directors' Option Plan, on the date of our annual meeting of stockholders, each non-employee director will automatically be granted an additional option for 6,000 shares of common stock (a "Succeeding Grant"). Each Initial Grant and each Succeeding Grant will vest as to 24% of the shares on the one-year anniversary of the date of grant and as to 2% of the shares per month thereafter, so long as the non-employee director remains a member of our board. Notwithstanding anything to the contrary, in the event a non-employee director has not yet vested as to 24% of an Initial Grant or a Succeeding Grant and such non-employee director is not re-elected at the annual stockholders' meeting immediately following such grant, 24% of such grant will accelerate and become immediately exercisable. The 1994 Directors' Option Plan will terminate in December 2004, unless sooner terminated by the board. Under this plan, on January 11, 2000, Mr. Simone received an Initial Grant of 20,000 shares at an exercise price of $11.4375 per share and each of Messrs. Tomlinson, Hsu, and Black received a Succeeding Grant of 6,000 shares at an exercise price of $11.4375 per share.

         Under the 1994 Directors' Option Plan, in the event of a change in control (whether through merger, sale of assets, a tender offer or proxy contest), the vesting of all options will accelerate, and the options will become immediately exercisable in full prior to the consummation of the change in control upon conditions as the board determines.

         On August 2, 1999, in lieu of an Initial Grant under the 1994 Directors' Option Plan, Dr. Yu received an option under the 1994 Stock Option Plan for 50,000 shares at an exercise price of $3.75 per share. Fifty percent of this option vested on August 1, 2000, and the remainder vests in twenty-five successive equal monthly installments until fully-vested. In addition, as of January 11, 2000, each of Messrs. Tomlinson, Hsu, Yu and Black received an option grant for 14,000 shares at an exercise price of $13.00 per share.

                                   PROPOSAL 2

                 APPROVAL OF AMENDMENT TO 1994 STOCK OPTION PLAN

         Our stockholders are being asked to approve an amendment to the 1994 Stock Option Plan (the "Option Plan") to increase the number of shares of common stock available for issuance by 1,900,000 shares;

         All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

         The Option Plan became effective on December 13, 1994. Under the Option Plan, 6,000,000 shares of Common Stock were originally reserved for issuance. The Option Plan was further amended on July 30, 1998 to (i) increase the share reserve by an additional 6,000,000 shares, (ii) render non-employee board members eligible to receive option grants under the Option Plan, and (iii) eliminate the restriction that the individuals who serve on the compensation committee may not receive option grants under the Option Plan. This amendment was subsequently approved by the stockholders. The amendments to the Option Plan which are the subject of this Proposal were adopted by the board of directors on October 11, 2000, subject to approval by the stockholders at the annual meeting.

         The proposed share increase will assure that a sufficient reserve of common stock is available under the Option Plan to attract and retain the services of employees, which is essential to our long-term growth and success.

         The following is a summary of the principal features of the Option Plan as amended. The summary, however, does not purport to be a complete description of all the provisions of the Option Plan. You may obtain a copy of the actual plan document by sending a written request to our Corporate Secretary at our principal executive offices in Sunnyvale, California.

PLAN ADMINISTRATION

         The compensation committee of the board and the board have separate but concurrent authority to administer the Option Plan. The Plan Administrator (which as used in this summary will mean either the compensation committee or the board to the extent each such entity is administering the Option Plan) will have complete discretion, subject to the provisions of the Option Plan, to authorize option grants under the Option Plan.

SHARE RESERVE

         The maximum number of shares of our common stock available for issuance over the term of the Option Plan may not exceed 13,900,000 shares, including the 1,900,000 share increase for which stockholder approval is sought under this Proposal. As of August 31, 2000, 1,261,308 shares were available for future option grants. Assuming stockholder approval of this Proposal, the number of shares available for future option grants will be increased to 3,161,308. In no event may any one participant in the Option Plan receive options for more than 1,600,000 shares in the aggregate over the term of the Option Plan.

         The shares of common stock issuable under the Option Plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock reacquired by us, including shares repurchased on the open market.

         In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the Option Plan and to each outstanding option.

         Should an option expire or terminate prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by us at the original exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Option Plan.

ELIGIBILITY

         Officers and other employees of Oak and its parent or subsidiaries (whether now existing or subsequently established), non-employee members of the board and the board of directors of its parent or subsidiaries and consultants and independent advisors of Oak and its parent and subsidiaries are eligible to participate in the Option Plan.

         Non-employee board members are also eligible to receive automatic initial and annual option grants under the 1994 Directors Option Plan.

         As of August 31, 2000, approximately 499 employees, including 5 executive officers, and 6 non-employee board members were eligible to participate in the Option Plan.

VALUATION

         The fair market value per share of common stock on any relevant date under the Option Plan will be the closing selling price per share on the day preceding that date on the Nasdaq National Market. On August 31, 2000, the closing selling price per share was $29.125.

OPTION GRANTS

         Two types of options may be granted under the Option Plan: incentive stock options and non-qualified options. Incentive stock options may be granted at an exercise price per share not less than one hundred percent (100%) of the fair market value of the common stock on the option grant date and non-qualified options may be granted under the Option Plan at an exercise price per share not less than eighty five percent (85%) of the fair market value per share of common stock on the option grant date. No granted option will have a term in excess of ten years.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares.

         The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Option Plan which have exercise prices in excess of the then current market price of common stock and to issue replacement options with an exercise price based on the market price of common stock at the time of the new grant.

GENERAL PROVISIONS

         CHANGE OF CONTROL

         In the event that we are acquired by merger, asset sale or a sale of shares by the stockholder or in the event of our liquidation or dissolution, each outstanding option under the Option Plan which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will terminate and cease to be outstanding effective as of the date of such transaction.

         FINANCIAL ASSISTANCE

         The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options under the Option Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note.

         SPECIAL TAX ELECTION

         The Plan Administrator may provide one or more holders of options with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such tax liability.

         AMENDMENT AND TERMINATION

         The board may amend or modify the Option Plan in any or all respects whatsoever subject to any required stockholder approval. The board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on December 10, 2004.

STOCK AWARDS

         The table below shows, as to each of our executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of common stock subject to options granted between July 1, 1999 and August 31, 2000 under the Option Plan together with the weighted average exercise price payable per share.

                               OPTION TRANSACTIONS


                                                                       NUMBER OF          WEIGHTED AVERAGE
NAME                                                               OPTION SHARES (1)       EXERCISE PRICE
----                                                               -----------------      ----------------
Young K. Sohn                                                             100,000           $13.37500
Shawn M. Soderberg (1)                                                     30,000            13.37500
Robert O. Hersh (2)                                                             -                   -
Simon P. Dolan                                                            230,000             7.75000
William L. Housley                                                         50,000            13.37500
Peter D. Besen                                                             15,000            13.37000
All current executive officers as a group (5 persons)                     425,000            12.14280
All non-employee directors as a group (6 persons)                         164,000            10.24195
All current employees, including current officers, who                  4,183,612            11.17340
are not executive officers as a group (499 persons)

(1) Ms. Soderberg resigned as Vice President, General Counsel and Secretary of Oak in August 2000.

(2)      Mr. Hersh resigned from Oak in May 2000.

FEDERAL INCOME TAX CONSEQUENCES

         OPTION GRANTS

         Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when vested, an amount equal to the excess of (i) the fair market value of the shares on the date that vesting occurs over (ii) the exercise price paid for the shares. The optionee may, however, elect under
Section 83(b) of the Internal Revenue Code of 1986, as amended, to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Oak in which such ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         We anticipate that any compensation deemed paid by Oak in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options is expected to remain deductible by us without limitation under Code Section 162(m). Compensation deemed paid with respect to options that do not constitute performance - based compensation generally must be taken into account for purposes of the $1 million limitation per covered individual and we would not be entitled to a deduction to the extent that the total consideration paid to an individual exceeded $1 million.

ACCOUNTING TREATMENT

         Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to our earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by us over the period that the option shares are to vest. Option grants with an exercise price equal to the fair market value of the shares on the grant date will not result in any charge to our earnings. However, we must disclose in footnotes and pro-forma statements to our financial statements, the impact those options would have upon our reported earnings were the value of those options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

NEW PLAN BENEFITS

         As of August 31, 2000, no option grants have been made under the Option Plan on the basis of the 1,900,000 share increase for which stockholder approval is sought as part of this Proposal.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the 2000 annual meeting is required for approval of the amendment to the Option Plan. Should such stockholder approval not be obtained, then the share reserve will not be increased. The Option Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan prior to its amendment until the available reserve of common stock under such plan is issued.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE OPTION PLAN. THE BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF OUR COMPANY TO ASSURE THAT A SUFFICIENT RESERVE OF COMMON STOCK IS AVAILABLE TO CONTINUE TO

IMPLEMENT A COMPREHENSIVE EQUITY INCENTIVE PROGRAM FOR OUR COMPANY. THIS WILL PROVIDE A MEANINGFUL OPPORTUNITY FOR OUR OFFICERS, EMPLOYEES AND NON-EMPLOYEE BOARD MEMBERS AND OTHER SUCH PARTIES TO ACQUIRE A SUBSTANTIAL PROPRIETARY INTEREST IN THE ENTERPRISE AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN OUR SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.


                                   PROPOSAL 3

           APPROVAL OF AMENDMENT TO 1994 EMPLOYEE STOCK PURCHASE PLAN

         Our stockholders are also being asked to approve an amendment to our 1994 Employee Stock Purchase Plan (the "Purchase Plan") which will (i) increase the number of shares of common stock issuable under the Purchase Plan by 700,000 shares. The board of directors believes that it is in the best interests of our stockholders to approve the amendment to the Purchase Plan to assure that such plan will continue to serve as a meaningful incentive for the employees of Oak and its affiliates to continue in our service by giving them an opportunity to acquire an equity interest in Oak and thereby further align their interests with those of the stockholders.

         All share and per share amounts included in this Proposal reflect the two-for-one (2-for-1) stock split effected on March 28, 1996.

         On December 13, 1994, the board of directors adopted the Purchase Plan, under which 600,000 shares of common stock were reserved for issuance. The Purchase Plan was subsequently approved by the stockholders on February 7, 1995. The Purchase Plan was amended on July 30, 1998 to (i) increase the share reserve by 1,000,000 shares, (ii) extend the term of the Purchase Plan to February 6, 2005, and (iii) render employees of our affiliates eligible to participate in the Purchase Plan. This amendment was subsequently approved by the stockholders. The amendments to the Purchase Plan which are the subject of this Proposal were adopted by the board of directors on October 11, 2000, subject to approval by the stockholders at the annual meeting.

         The terms and provisions of the Purchase Plan, as amended, are summarized below. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. You may obtain a copy of the actual plan document by sending a written request to our Corporate Secretary at our principal executive offices in Sunnyvale, California.

PURPOSE

         The purpose of the Purchase Plan is to provide eligible employees of Oak and its participating affiliates with the opportunity to acquire a proprietary interest in us through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code. Participating affiliates may include any of our parent or subsidiary corporations, whether now existing or hereafter established, which elect to extend the benefits of the Purchase Plan to their eligible employees.

SHARE RESERVE

         Upon approval of the 700,000 share increase, the maximum number of shares which may be issued over the ten (10) year term of the Purchase Plan, will be increased to 2,300,000 shares . As of August 31, 2000, 321,573 shares were available for issuance under the Purchase Plan; assuming stockholder approval of this Proposal, the number of shares available for future issuances under the Purchase Plan will be increased to 1,021,573.

         In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Purchase Plan, (ii) the maximum aggregate number and class of securities purchasable by all participants on any one purchase date and (iii) the class and maximum number of securities subject to each outstanding participation election and the purchase price payable per share thereunder.

ADMINISTRATION

         The Purchase Plan is administered by the compensation committee of the board of directors. Such committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by us without charge to participants.

PURCHASE PERIODS

         Under the Purchase Plan, shares are issued through a series of successive six (6)-month purchase periods. Purchase periods currently run from the first business day of February to the last business day of July each year, and from the first business day in August to the last business day in January of the following year until the Purchase Plan terminates. Each participant is granted an option to purchase shares of common stock for each purchase period in which he or she participates. The option will be granted on the first business day of each purchase period and will be automatically exercised on the last business day of each purchase period. Each option entitles the participant to purchase the whole number of shares of common stock obtained by dividing the participant's payroll deductions for the purchase period by the purchase price in effect for such period.

ELIGIBILITY

         Any individual who customarily works for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of Oak or any participating affiliate is eligible to participate in the Purchase Plan. An individual who is an eligible employee at the start of any purchase period may join that purchase period at that time. An individual who first becomes an eligible employee after such start date may join the Purchase Plan on the start date of any subsequent purchase period on which he or she is an eligible employee.

         As of August 31, 2000, approximately 499 employees, including 5 executive officers, were eligible to participate in the Purchase Plan.

PAYROLL DEDUCTIONS

         Each participant may authorize payroll deductions in any multiple of 1% of his or her base compensation, up to a maximum of ten percent (10%).

PURCHASE PRICE

         The purchase price per share at which common stock will be purchased on the participant's behalf on each purchase date will be equal to eighty-five percent (85%) of the LOWER of (i) the fair market value per share of common stock on the start date of the purchase period or (ii) the fair market value per share of common stock on that purchase date.

PURCHASE PROVISIONS

         On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of common stock at the purchase price in effect for the participant for that purchase period. The number of shares purchased during any purchase period by a participant may not exceed 125% of the number of shares which may be purchased at a price equal to 85% of the fair market value of common stock on the first day of such purchase period.

VALUATION

         The fair market value per share of common stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On August 31, 2000, the closing selling price per share of common stock was $29.125 per share.

SPECIAL LIMITATIONS

         The Purchase Plan imposes certain limitations upon a participant's rights to acquire common stock, including the following limitations:

         (i) No option may be granted to any individual who owns stock (including stock purchasable under any outstanding participation elections) possessing 5% or more of the total combined voting power or value of all classes of stock of Oak or any of its affiliates.

         (ii) No option granted to a participant may permit such individual to purchase common stock at a rate greater than $25,000 worth of such common stock (valued at the time such option is granted) for each calendar year the option remains outstanding at any time.

         (iii) No participant may purchase during any one purchase period more than the number of shares of common stock which exceeds 125% of the number of shares of common stock which may be purchased at a price equal to 85% of the fair market value of the common stock on the first day of the purchase period.

TERMINATION OF OPTIONS

         The option will immediately terminate upon the participant's loss of eligible employee status or upon his or her affirmative withdrawal from the purchase period. The payroll deductions collected for the purchase period in which the option terminates will be immediately refunded.

STOCKHOLDER RIGHTS

         No participant will have any stockholder rights with respect to the shares of common stock covered by his or her option until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

         No option will be assignable or transferable other than in connection with the participant's death and will be exercisable only by the participant during his or her lifetime.

ACQUISITION

         In the event we are acquired by merger or asset sale during a purchase period, we will have the power to make the following binding arrangements: (i) purchase the shares subject to outstanding participation elections for the purchase period occurring at such time at a purchase price equal to 85% of the LOWER of (A) the fair market value per share of common stock on the start date of the purchase period during which the acquisition occurs or (B) the fair market value per share of common stock immediately prior to such acquisition;
(ii) cause the acquiring corporation to assume all outstanding purchase elections or (iii) cancel all of the outstanding participation elections and options to purchase shares in return for payment by us of an amount not less than the amount credited to the participant's stock purchase account.

AMENDMENT AND TERMINATION

         The Purchase Plan will terminate upon the earliest to occur of (i) February 6, 2005, (ii) the date on which all available shares are issued or
(iii) the date on which all outstanding participation elections are exercised in connection with an acquisition of us.

         The board of directors may at any time alter, suspend or discontinue the Purchase Plan. However, the board of directors may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan except in connection with certain changes in our capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

STOCK ISSUANCES

         The table below shows, as to each of the executive officers named in the Summary Compensation Table and the various indicated groups, the following information with respect to Purchase Plan transactions effected during the period from July 1, 1999 to August 31, 2000: (i) the number of shares of common stock purchased under the Purchase Plan during that period and (ii) the weighted average purchase price paid per share of common stock in connection with the purchases.

                           PURCHASE PLAN TRANSACTIONS


                          NAME                                     NUMBER OF SHARES      WEIGHTED AVERAGE
                                                                                          PURCHASE PRICE
Young K. Sohn                                                               -                           -
Shawn M. Soderberg (1)                                                  3,230                      3.0347
Robert O. Hersh (2)                                                         -                           -
Simon P. Dolan                                                              -                           -
William L. Housley                                                        556                      3.4000
Peter D. Besen                                                          6,515                      3.7210
All current executive officers as a group (5 persons)                  10,301                      3.3852
All non-employee directors as a group (6 persons)                           -                           -
All current employees, including current officers who                 434,211                      3.0480
are not executive officers as a group (499 persons)

(1) Ms. Soderberg resigned as Vice President, General Counsel and Secretary of Oak in August 2000.

(2)      Mr. Hersh resigned from Oak in May 2000.

NEW PLAN BENEFITS

         As of August 31, 2000, no option grants have been made under the Purchase Plan on the basis of the 700,000 share increase which is the subject of this Proposal 3.

FEDERAL TAX CONSEQUENCES

         The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us, in connection with the grant or the exercise of an outstanding option. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

         If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the purchase period in which such shares were acquired or within one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.

         If the participant sells or disposes of the purchased shares more than two (2) years after the start date of the purchase period in which such shares were acquired and more than one (1) one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares at the time the option was granted exceeded the purchase price paid for those shares or (ii) the amount by which the fair market value of the stock at the time of disposition of the stock exceeded the purchase price paid for those shares. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to such sale or disposition.

         If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of the option grant exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of the individual's death exceeded the purchase price will constitute ordinary income in the year of death. We will not be entitled to any income tax deduction even though the employee will recognize income.

ACCOUNTING TREATMENT

         Under current accounting rules, the issuance of common stock under the Purchase Plan will not result in a compensation expense chargeable against our reported earnings.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of our outstanding voting shares present or represented and entitled to vote at the annual meeting is required for approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then, the share reserve will not be increased. The Purchase Plan will, however, continue to remain in effect, and stock grants may continue to be made pursuant to the provisions of the Purchase Plan prior to its amendment until the available reserve of common stock under such plan is issued.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE PURCHASE PLAN. THE BOARD BELIEVES THAT IT IS IN OUR COMPANY'S BEST INTERESTS TO MAINTAIN A PROGRAM OF STOCK OWNERSHIP FOR OUR EMPLOYEES IN ORDER TO PROVIDE THEM WITH A MEANINGFUL OPPORTUNITY TO ACQUIRE A PROPRIETARY INTEREST IN US AND THEREBY ENCOURAGE SUCH INDIVIDUALS TO REMAIN IN OUR SERVICE AND MORE CLOSELY ALIGN THEIR INTERESTS WITH THOSE OF THE STOCKHOLDERS.

                                   PROPOSAL 4

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Our board of directors has selected KPMG LLP as independent public accountants to audit our financial statements for the fiscal year ending June 30, 2001. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

         The affirmative vote of a majority of the shares represented and voting at the annual meeting is required for approval of this proposal. In the event the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board of directors believes that such a change would be in the best interest of Oak and its stockholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2001.


                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and the other executive officers named in the Summary Compensation Table below and (iv) all current executive officers and directors as a group. The information in the following table is as of August 31, 2000, except that relating to the security ownership of Dimensional Fund Advisors Inc., which is as of the most recent practicable date for such information.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The table assumes that all options granted under our Option Plan and Directors' Option Plan become exercisable in accordance with their respective vesting terms. The percentage ownership is based on 53,865,218 shares of common stock outstanding on August 31, 2000. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after August 31, 2000 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.


                                                                               SHARES OWNED
                                                               ---------------------------------------------
NAME OF BENEFICIAL OWNERS                                            NUMBER OF               PERCENTAGE
                                                                       SHARES                 OF CLASS
                                                               --------------------      -------------------
Young K. Sohn                                                            2,202,800               3.9%
Shawn M. Soderberg                                                          73,462               *
Robert O. Hersh                                                                  -               -
Simon P. Dolan                                                                 500               *
William L. Housley                                                          12,800               *
Peter D. Besen                                                               6,515               *
Richard B. Black                                                           434,112               *
Ta-Lin Hsu                                                                 123,220               *
Peter Simone                                                               221,802               *
Timothy Tomlinson                                                           55,462               *
David D. Tsang                                                           4,469,749              8.3
Albert Y. C. Yu                                                             41,520               *
Dimensional Fund Advisors Inc.                                           2,771,900              5.1
Executive officers and directors as a group (12 persons)                 7,641,942             13.5%

 * Less than 1%

         ADDITIONAL INFORMATION. Additional information regarding the beneficial ownership of shares held by these persons is indicated below. The address of Messrs. Sohn, Dolan and Housley and Ms. Soderberg is c/o Oak Technology, Inc., 139 Kifer Court, Sunnyvale, CA 94086. The address of Mr. Hersh is 3035 Bersano Court, Pleasanton, CA 94566. The address of Mr. Black is 10655 N. Upper Meadow Road, Moose, WY 83012. The address of Dr. Hsu is 20539 Sevilla Lane, Saratoga, CA 95070. The address of Mr. Simone is 61 Lehigh Road, Wellesley, MA 02482. The address of Mr. Tsang is 21677 Rainbow Drive, Cupertino, CA 95014. The address of Mr. Tomlinson is c/o Tomlinson Zisko Morosoli & Maser LLP, 200 Page Mill Road, 2nd Floor, Palo Alto, CA 94306. The address of Mr. Yu is 13416 Middle Fork Lane, Los Altos Hills, CA 94022. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

         Mr. Sohn: 2,000,000 of these shares are subject to options granted pursuant to the Executive Stock Option Plan, which options are immediately exercisable subject to Oak's right of repurchase lapsing over time; and 33,800 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Sohn is President and Chief Executive Officer of Oak.

         Ms. Soderberg: 72,000 of these shares are subject to options exercisable within 60 days of August 31, 2000. Ms. Soderberg resigned as Vice President, General Counsel and Secretary of Oak in August 2000.

         Mr. Hersh: Mr. Hersh served as Vice President and Chief Financial Officer of Oak from November 1998 to May 2000.

         Mr. Dolan: Mr. Dolan is Vice President and General Manager, Imaging Group, of Oak.

         Mr. Housley: 12,800 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Housley is Vice President and General Manager, Optical Group, of Oak.

         Mr. Besen: Mr. Besen is Chief Technology Officer of Oak.

         Mr. Black: 134,120 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Black is Vice-Chairman of the Oak Board.

         Dr. Hsu: 39,720 of these shares are subject to options exercisable within 60 days of August 31, 2000. Dr. Hsu is a director of Oak.

         Mr. Simone: 79,691 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Simone is a director of Oak.

         Mr. Tomlinson: 34,720 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Tomlinson is a director of Oak.

         Mr. Tsang: 3,362,949 of these shares are held of record by Mr. Tsang; an aggregate of 990,000 of these shares are held of record by trusts for Mr. Tsang's children of which Mr. Tsang's brother and brother-in-law are trustees; and 116,800 of these shares are subject to options exercisable within 60 days of August 31, 2000. Mr. Tsang is Chairman of the Oak Board.

         Dr. Yu: 41,520 of these shares are subject to options exercisable within 60 days of August 31, 2000. Dr. Yu is a director of Oak.

         Dimensional Fund Advisors Inc.: The number of shares beneficially owned by Dimensional Fund Advisors Inc. was reported in a Schedule 13G filed with the Securities and Exchange Commission as of February 3, 2000.

         Executive officers and directors as a group: 2,565,171 of these shares are subject to options exercisable within 60 days of August 31, 2000.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table sets forth information for the fiscal years ended June 30, 2000, June 30, 1999 and June 30, 1998 concerning compensation paid or accrued by us to (i) the Chief Executive Officer, (ii) the four most highly compensated executive officers whose total annual salary and bonus for fiscal year 2000 exceeded $100,000 and who were serving as executive officers as of June 30, 2000, and (iii) one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer as of June 30, 2000.

                           SUMMARY COMPENSATION TABLE


                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                     ANNUAL COMPENSATION                       AWARDS
                                        -----------------------------------------------    ---------------
NAME AND PRINCIPAL            YEAR      SALARY ($)       BONUS($)        OTHER ANNUAL        SECURITIES         ALL OTHER
POSITION                                                    (1)          COMPENSATION        UNDERLYING        COMPENSATION
                                                                                              OPTIONS
-------------------------    -------    ------------    ------------     --------------    ---------------    ---------------

Young K. Sohn(2)             2000       $   450,000     $        --      $          --            100,000     $        1,852
President and Chief          1999           151,731              --          2,000,000          2,040,000             56,245
Executive Officer            1998               N/A             N/A                N/A             20,000                N/A

Shawn M. Soderberg(3)        2000           190,000          26,549                 --             30,000              1,677
Vice President, General      1999           203,681          76,000                 --            140,000              2,429
Counsel and Secretary        1998           166,290          61,281                 --             15,000                 --

Robert O. Hersh(4)           2000           173,923           1,549                 --                 --              1,424
Vice President and Chief     1999           122,207          48,000                 --            170,000                700
Financial Officer            1998               N/A             N/A                N/A                N/A                N/A

Simon P. Dolan (5)           2000           134,584          25,000                 --            190,000            188,440
Vice President and           1999               N/A             N/A                N/A                N/A                N/A
General Manager,             1998               N/A             N/A                N/A                N/A                N/A
Imaging Group

William L. Housley(6)        2000           190,000           1,549                 --             50,000              1,585
Vice President and           1999           147,500          76,549            100,000                 --                 --
General Manager,             1998               N/A             N/A                N/A                N/A                N/A
Optical Group

Peter D. Besen (7)           2000           189,166              --                 --             15,000              1,606
Chief Technology Officer     1999           188,810          41,200            250,000            297,500              2,208
                             1998           139,441          47,819                 --             30,000              2,670

---------------------------------

(1) The award of any performance bonus is subject to the discretion of the compensation committee of the Board and if awarded, will be based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the compensation committee. No bonus will be paid for achievement of any of the designated levels of operating results unless a specified minimum level of income before income taxes is achieved by Oak. Additionally represents bonus monies paid as part of hire on package.

(2) All other compensation for fiscal 2000 includes 401(k) matching contribution of $1,417 and group term life insurance premium of $435 paid by Oak. In fiscal year 1999, Mr. Sohn was awarded a $2,000,000 loan, for which the payment of principal and interest are to be forgiven in three equal annual installments over a three-year period measured from the first anniversary of the loan.

(3) Ms. Soderberg resigned as Vice President, General Counsel and Secretary of Oak in August 2000. All other compensation for fiscal 2000 includes 401(k) matching contribution of $1,301 and group term life insurance premium of $376 paid by Oak.

(4) Mr. Hersh joined Oak in November 1998 and resigned from Oak in May 2000. All other compensation for fiscal 2000 includes 401(k) matching contribution of $876 and group term life insurance premium of $548 paid by Oak.

(5) Mr. Dolan joined Oak in October 1999. All other compensation for fiscal 2000 includes 401(k) matching contribution of $1,221, relocation expenses of $187,000 and group term life insurance premium of $219 paid by Oak.

(6) Mr. Housley joined Oak in March 1999. All other compensation for fiscal 2000 includes 401(k) matching contribution of $1,196 and group term life insurance premium of $389 paid by Oak. In fiscal year 1999, Mr. Housley was awarded a $100,000 loan, for which the payment of principal and interest are to be forgiven in three equal annual installments over a four-year period commencing on the second anniversary of the loan.

(7) All other compensation for fiscal 2000 includes 401(k) matching contribution of $1,129 and group term life insurance premium of $477 paid by Oak. In fiscal year 1999, Mr. Besen was awarded a $250,000 loan, for which the payment of principal and interest are to be forgiven in three equal annual installments over a four-year period commencing on the second anniversary of the loan.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table contains information concerning the stock options granted to the persons named in the Summary Compensation Table during the fiscal year ended June 30, 2000. No stock appreciation rights were granted in fiscal 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                ($) AT ASSUMED ANNUAL RATES
                                                         INDIVIDUAL GRANTS                      OF STOCK PRICE APPRECIATION
                                                                                                    FOR OPTION TERM (1)
                                          ------------------------------------------------     -------------------------------
NAME                       NUMBER OF        PERCENT OF
                          SECURITIES      TOTAL OPTIONS
                          UNDERLYING        GRANTED TO        EXERCISE OR
                            OPTIONS        EMPLOYEES IN        BASE PRICE      EXPIRATION
                          GRANTED (2)      FISCAL YEAR         ($/SH)(3)          DATE              5%               10%
---------------------     ------------    ---------------     -------------    -----------     -------------    --------------
Young K. Sohn                 100,000(4)     .0223575190      $     13.375       05/26/10      $  2,071,059     $   3,939,882

Shawn M. Soderberg             30,000        .0067007255            13.375       05/26/10           621,318         1,181,965

Robert O. Hersh                     -                  -                 -              -                 -                 -

Simon P. Dolan                 40,000        .0536580470            13.375       05/26/10           828,424         1,575,953
                              150,000                                4.750       11/01/09         4,500,690         7,508,632

William L. Housley             50,000        .0111787590            13.375       05/26/10         1,035,529         1,969,941

Peter D. Besen                 15,000        .0033503620            13.375       05/26/10           310,659           590,982

-----------------------------------------

(1) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the 10-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

(2) All options except those noted, become vested for (i) 24% of the underlying shares on the first anniversary of the grant date and (ii) for the balance of the shares in a series of successive equal monthly installments of 2% of the remaining option shares measured from the first anniversary of the vesting commencement date. Each option, unless noted was granted with a term of ten (10) years.

(3) The exercise price may be paid in (i) cash, (ii) shares of common stock held for the requisite period to avoid a charge to our earnings for financial reporting purposes, (iii) through a same-day sale program or
       (iv) subject to the discretion of the Plan Administrator, by delivery of a full-recourse, secured promissory note payable to Oak.

(4)    The options all accelerate in full upon a change of control of Oak.

OPTION EXERCISES AND FISCAL 2000 YEAR-END VALUES

         The following table provides certain information concerning exercises of options to purchase our common stock in the fiscal year ended June 30, 2000 by the persons named in the Summary Compensation Table and sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2000. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of June 30, 2000. We have not issued any stock appreciation rights.

           AGGREGATE OPTION EXERCISES AND FISCAL 2000 YEAR-END VALUES


                                                            NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                                         OPTIONS AT FISCAL YEAR-END              AT FISCAL YEAR-END (1)
                                                       -------------------------------    -------------------------------------
                             SHARES
                            ACQUIRED
                               ON          VALUE
                            EXERCISE      REALIZED     EXERCISABLE      UNEXERCISABLE       EXERCISABLE         UNEXERCISABLE
                            ----------    ---------    ------------     --------------    -----------------    ----------------
Young K. Sohn                  50,000      684,715       1,780,000            130,000     $  32,996,940.00     $  1,340,890.00

Shawn M. Soderberg (2)              -            -          80,800            119,200         1,386,090.40        1,890,259.60

Robert O. Hersh (3)            35,000      523,750          19,000                  -           349,822.00                   -

Simon P. Dolan                      -            -               -            230,000                    -        3,176,990.00

William L. Housley             35,000      473,438          24,400            208,100           452,630.95        3,337,797.80

Peter D. Besen                      -            -         108,400            204,100         1,993,221.20        3,585,808.30

--------------------------------------------

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at June 30, 2000 (based on the closing price of $21.563 for our common stock on the Nasdaq National Stock Market on June 30, 2000) and the exercise price of the options.

(2) Ms. Soderberg resigned as Vice President, General Counsel and Secretary of Oak in August 2000.

(3)    Mr. Hersh resigned from Oak in May 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The compensation committee during fiscal 2000 was comprised of two independent, non-employee directors of Oak, Ta-Lin Hsu and Albert Yu. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, see "Certain Relationships and Related Transactions."

         No executive officer of Oak served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions, during the last fiscal year.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         On February 22, 1999, we entered into an employment agreement with Mr. Sohn in connection with his employment as our President and Chief Executive Officer. Pursuant to this agreement, Mr. Sohn will be paid an annual base salary of $450,000 and will be eligible to receive a performance bonus of 60% to 120% of his base salary for each fiscal year beginning with fiscal 2000 based on the achievement of certain fiscal and performance based objectives as agreed to with the board. Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak will forgive the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000 provided Mr. Sohn is continuously employed with Oak during each year in the three-year note term.

         Mr. Sohn was granted an option to purchase 2,000,000 shares of the company's common stock with an exercise price of $3.00 per share. The option shares vest in 48 equal monthly installments over his 4-year period of service. In addition, all shares will vest upon a change in control of Oak (whether by merger, asset sale or sale of stock by the stockholders) or a dissolution of Oak. If Mr. Sohn's employment is terminated without cause, then the number of shares in which he will be vested will be increased to the number of shares in which he is otherwise vested plus 12.5% of the option shares. Mr. Sohn exercised the option on February 22, 1999, subject to Oak's right to repurchase any shares in which he is not vested upon his termination of employment.

         If Mr. Sohn's employment is terminated without cause, Mr. Sohn will receive his base salary for 6 months and 50% of his target performance bonus. In the event that Mr. Sohn's employment is terminated without cause or if he resigns for good reason (including as a result of a decrease in his salary or performance bonus or a change in his title, authority or responsibilities) within 12 months of a change in control of Oak, he will receive (i) his base salary for a period of 12 months and (ii) his target performance bonus.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The compensation committee is comprised of two independent, non-employee directors of Oak, neither of whom is a former employee of Oak. The compensation committee is comprised of Ta-Lin Hsu and Albert Yu. The compensation committee's primary function is to provide guidance and leadership to the Chief Executive Officer, the Chief Financial Officer and the VP, Human Resources to enable them to design an executive compensation program which attracts and retains executive management. The primary role of the committee is to review and approve the salary, bonus, stock options and other benefits, direct or indirect, of our officer group.

         We have considered the potential impact of Section 162(m) of the Internal Revenue Code ("Section 162(m)") adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered to be performance based. Oak's 1994 Option Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the plan will qualify as performance-based compensation and will not be subject to the $1 million limitation. Our policy is to qualify to the extent reasonable our executive officers' compensation for deductibility under applicable tax laws.

         Our compensation program and policies are designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders. Our compensation program utilizes base salary, performance based cash bonuses and stock options to motivate executive officers to achieve our business objectives and to recognize the value achieved by the executive team for our stockholders.

SALARY

         During the fiscal year, the committee reviews with the Chief Executive Officer, and approves, with modifications it deems appropriate, an annual salary plan for our executive officers. In making individual base salary decisions, the committee reviews each officer's duties and the contributions the officer has made to our overall performance. The committee also compares the salary of each officer with other officers' salaries, taking into consideration the number of years employed by us, the possibility of future promotions and the extent and frequency of prior salary adjustments.

INCENTIVE COMPENSATION

         We have continued an executive bonus plan, which is based upon achievement of targets established for financial performance and attainment of other annual goals as determined by the committee. For the purposes of the bonus calculation under the bonus plan, performance is measured according to achievement of approved targets in specified categories. If the targeted levels are met, generally, each participant in the bonus plan may earn a bonus of up to 40% of such executives officer's base salary, with the exception of the Chief Executive Officer who is eligible to earn a bonus from 60--120% of base salary. Payment of this performance bonus is based upon the achievement or fiscal and performance-based objectives as agreed to by the board. If the targeted levels are exceeded, additional bonuses are earned. The maximum bonus, which can be earned in any year by an executive under the plan, is 150% of the targeted bonus. No bonus will be paid for achievement of any of the designated levels of operating results unless we achieve a specified minimum level of income before income taxes. In addition, regardless of whether targeted performance levels are met, any award is subject to the discretion of the compensation committee of our board.

STOCK OPTIONS

         The committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders. Generally the committee grants stock options at the commencement of an executive officer's employment and, depending upon that officer's performance and the appropriateness of additional awards to retain key employees, periodically thereafter. In making its determination as to grant levels, the committee takes into consideration prior grants to such executive, the number of years such officer has been employed by us, grants made in the broad high tech industry to similarly situated executives, and, in the case of an initial grant, the sufficiency of such grant to attract the executive to accept employment with us.

CEO COMPENSATION

         The committee independently determines the base salary for the Chief Executive Officer based on the assessment of our performance against our present goals, our performance within the semiconductor industry, the overall performance of the Chief Executive Officer, and the compensation levels of similarly situated chief executive officers.

         Mr. Sohn's compensation was negotiated by the Oak board in light of the objectives and assessment mentioned above. Pursuant to his employment agreement dated February 22, 1999, Mr. Sohn's annual base salary is $450,000. Mr. Sohn did not receive a performance bonus during fiscal 2000. In fiscal year 1999, Mr. Sohn received a special bonus of $2,000,000 (adjusted for inflation), structured as a loan forgiven in three equal annual installments upon completion of each year of service measured from February 26, 1999. The first installment of this loan was forgiven as of February 26, 2000. Mr. Sohn was also granted an option to purchase 2,000,000 shares of common stock at an exercise price of $3.00 per share. Additionally, pursuant to his employment agreement dated February 22, 1999, this agreement provided an accelerated vesting of 50% of the unvested shares at such time as Oak's common stock has an average closing price of $20.00 or more for 30 consecutive calendar days. This acceleration clause was triggered on August 1, 2000. The option shares vest monthly over a four-year period, and the vesting will accelerate upon a change of control of Oak or certain terminations of Mr. Sohn's employment.

         Mr. Sohn was granted an option to purchase 100,000 shares of common stock at an exercise price of $13.375. This grant vests 12 months following the full and complete vesting of his new hire grant. Mr. Sohn's remaining option shares will continue to vest 24% annually.


                                             Compensation Committee

                                             Ta-Lin Hsu
                                             Albert Yu

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with his employment arrangement, Mr. Sohn also executed a promissory note on February 22, 1999 for $2,000,000 with interest payable at a rate of 4.62% per annum, compounded annually. Oak will forgive the repayment of principal and accrued interest on the note in three equal annual installments beginning February 25, 2000 provided Mr. Sohn is continuously employed with Oak during each year in the three-year note term. Upon Mr. Sohn's termination of service with Oak, any remaining unforgiven note principal and accrued interest becomes due and payable. As of September 30, 2000, the balance owed on this note was $1,370,630, representing $1,333,333 principal and $37,297 accrued interest.

         We loaned Mr. Besen the principal sum of $250,000 during fiscal 1999. Under the terms of this loan arrangement, Oak will forgive repayment of the principal (together with accrued interest at the rate of 5.82% per annum) in three equal annual installments, with the first such installment occurring in July 2001. Upon Mr. Besen's termination of service with Oak, any remaining unforgiven note principal and interest becomes immediately due and payable. As of September 30, 2000, the balance owed on this note was $267,181, representing $250,000 principal and $17,181 accrued interest.

         Oak has a similar arrangement with William Housley, its general manager of its Optical Storage Group. Mr. Housley's loan was for the principal sum of $100,000 paid during fiscal 1999, and the first of his three equal annual installments for loan forgiveness (together with accrued interest at the rate of 5.82% per annum) occurs in July 2001. Upon Mr. Housley's termination of service with Oak, any remaining unforgiven note principal and interest becomes immediately due and payable. As of September 30, 2000, the balance owed on this note was $106,870, representing $100,000 principal and $6,870 accrued interest.

         Mr. Tomlinson is a general partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm that provides legal services to Oak.

         Mr. Tsang has a consulting arrangement with Oak in which he assists Mr. Sohn in strategic technology initiatives and vendor/customer relationships. For his services during fiscal 2000 Mr. Tsang was paid a fee of $325,000. Mr. Tsang is expected to reduce his involvement as a consultant for Oak during fiscal 2001.


                        COMPLIANCE WITH SECTION 16(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons.

         Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all executive officers, directors and more than 10% stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year 2000.


                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total return of the H&Q Semiconductor Sector Index and the Nasdaq Stock Market Index-U.S. for the period commencing on June 30, 1995 and ending on June 30, 2000.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                           AMONG OAK TECHNOLOGY, INC.
                     THE NASDAQ STOCK MARKET (U.S.) INDEX,
                    AND THE CHASE H & Q SEMICONDUCTORS INDEX


                                             Cumulative Total Return
                                 --------------------------------------------------
                                 6/95      6/96     6/97     6/98     6/99     6/00
OAK TECHNOLOGY, INC.             100.0    51.02    53.06    24.83    19.73   117.35
NASDAQ STOCK MARKET (U.S.)       100.0   128.39   156.15   205.58   296.02   437.30
CHASE H & Q SEMICONDUCTORS       100.0    74.33   134.79   110.48   234.20   602.94

* $100 INVESTED ON 6/30/95 IN STOCK OR INDEX-
INCLUDING REINVESTMENT OF DIVIDENDS
FISCAL YEAR ENDING JUNE 30.

(1)      Oak effected a 2-for-1 split of its common stock on March 28, 1996.

(2) June 30, 2000 was the last day of trading for the our fiscal year ended June 30, 2000.

                          TRANSACTION OF OTHER BUSINESS

         At the date of this Proxy Statement, the only business that the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the accompanying proxy.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT 2001 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 2001 annual meeting of the stockholders must be received by the Corporate Secretary of Oak at its offices at 139 Kifer Court, Sunnyvale, California 94086, no later than June 19, 2001, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

         In addition, the proxy solicited by the board of directors for the 2001 annual meeting of the stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal no later than September 1, 2001.

                                           By order of the Board of Directors

                                           /s/ David J. Power

                                           David J. Power
                                           Vice President, General Counsel
                                           & Secretary


Sunnyvale, California
October 26, 2000



                                       33
G

                                 DETACH HERE


                                    PROXY

                             OAK TECHNOLOGY, INC.

                      2000 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 5, 2000


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints David J. Power and Young K. Sohn, and each of them as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2000 Annual Meeting of the Company, to be held at The Westin Santa Clara, 5101 Great America Parkway, Santa Clara, California on December 5, 2000 at 9:00 a.m. local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement and
(2) in their discretion upon such other matters as may properly come before the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE OR VOTE BY TELEPHONE OR INTERNET SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
    SIDE                                                            SIDE


VOTE BY TELEPHONE                               VOTE BY INTERNET

It's fast, convenient, and immediate!           It's fast, convenient, and your vote is
Call Toll-Free on a Touch-Tone Phone           immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

Follow these four easy steps:                   Follow these four easy steps:

1. Read the accompanying Proxy                  1. Read the accompanying Proxy
   Statement/Prospectus and Proxy Card.            Statement/Prospectus and Proxy Card.

2. Call the toll-free number                    2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).                http://www.eproxyvote.com/oakt

3. Enter your 14 digit Voter Control Number     3. Enter your 14 digit Voter Control Number
   located on your Proxy Card above your name.     located on your Proxy Card above your name.

4. Follow the recorded instructions.            4. Follow the instructions provided.


YOUR VOTE IS IMPORTANT!                         YOUR VOTE IS IMPORTANT!
CALL 1-877-PRX-VOTE ANYTIME!                    Go to http://www.eproxyvote.com/oakt anytime!

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET








                                      DETACH HERE

    Please mark
/X/ votes as in
    this example.


YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE PROPOSALS 1,2,3 AND 4.


1. To elect two Class III directors to                                                           FDR   AGAINST  ABSTAIN
   hold office for a three-year term or          2. To approve an amendment to                   / /     / /      / /
   until their successors are elected               the 1994 Stock Option Plan
   and qualified.                                   to increase the number of
   NOMINEES: (01) Richard B. Black and              shares of common stock authorized
   (02) David D. Tsang                              for issuance over the term of the
    FOR    WITHHELD                                 Option Plan by 1,900,000 shares.
    / /      / /                 MARK HERE
                                IF YOU PLAN  / /
                                  TO ATTEND
                                THE MEETING
                                                                                                  FDR    AGAINST  ABSTAIN
/ /____________________________  MARK HERE                                                        / /      / /      / /
   For all nominees except as   FOR ADDRESS  / / 3. To approve an amendment to the
          noted above           CHANGE AND          1994 Employee Stock Purchase Plan
                                NOTE BELOW          to increase the number of shares
                                                    of common stock authorized for
                                                    issuance over the term of the
                                                    Purchase Plan by 700,000 shares.

                                                                                                  FDR    AGAINST  ABSTAIN
                                                 4. To ratify the appointment of KPMG LLP         / /      / /      / /
                                                    as the Company's independent public
                                                    accountants for the fiscal year ending
                                                    June 30, 2001.

                                                 5. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

                                                 Sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or
                                                 Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.


Signature:___________________________________Date:_____________Signature:___________________________________Date:_____________